Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

AVID TECHNOLOGY, INC.

This Executive Employment Agreement (this “Agreement”) is entered into as of July 8, 2008, by and between Avid Technology, Inc., a Delaware corporation with its principal executive offices at Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876 (the “Company”), and Gerard Schenkkan (“Executive”).

Article 1. Services

1.1.      Service. Commencing on July 8, 2008 (the “Effective Date”) and throughout the Term (as defined below), Executive shall serve as Vice President and General Manager, Audio upon the terms and conditions set forth below.

1.2.      Duties. During the Term, Executive agrees to perform such executive duties consistent with his position as may be assigned to him from time to time by the Board of Directors of the Company (the “Board” or “Board of Directors”) or the Chief Executive Officer and to devote his full working time and attention to such duties.

1.3.      No Conflicting Commitments. During the Term, Executive will not undertake any commitments, engage or have an interest in any outside business activities or enter into any consulting agreements which, in the good faith determination of the Chief Executive Officer, conflict with the Company’s interests or which might reasonably be expected to impair the performance of Executive’s duties as a full-time employee of the Company. Notwithstanding the foregoing, Executive may pursue personal interests (including, without limitation, industry, civic and charitable activities) and attend to his personal investments, so long as such activities do not interfere with the performance of his duties hereunder.

Article 2. Term

2.1.      Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall expire on July 8, 2011 unless the Term is:

2.1.1    extended pursuant to the provisions of this Section 2.1; or

2.1.2    terminated when the Executive’s employment terminates pursuant to Section 4.1 hereof;

provided, however, that notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of the Agreement, and, provided further that (i) in the event that a Change-in-Control of the Company (as defined in Section 4.2.2) should occur during the 12 months prior to the end of the then-current Term and Executive is still an employee of the Company at that time, then the Term shall be deemed to expire on the date that is 12 months after the date of such Change-in-Control of the Company, (ii) in the event a Potential Change-in-Control Period (as defined in Section 4.2.6) exists within the 12 months prior to the end of the then-current Term and Executive is still an employee of the Company as of that date, the Term shall be deemed to expire on the date that is 12 months after the commencement of such Potential Change-in-Control Period and (iii) the expiration of the Term shall not adversely affect Executive’s rights under this

Agreement which have accrued prior to such expiration. For the avoidance of doubt, if a Potential Change-in-Control Period shall commence in the 12 months prior to the end of the then-current Term and a Change-in-Control of the Company shall also occur during such 12-month period, and if Executive is still an employee of the Company on the date of the Change-in-Control of the Company, the Term shall be deemed to expire 12 months after the date of such Change-in-Control. Unless the services of the Executive have terminated prior to or upon the end of the Term in accordance with the provisions of this Agreement, from and after the end of the Term, Executive shall be an employee-at-will.

Article 3. Payments

3.1.      Base Compensation. During the Term, the Company shall pay Executive an annual base salary (the “Base Salary”) of Three Hundred Fifteen Thousand Dollars ($315,000), payable in regular installments in accordance with the Company’s usual payment practices. The Base Salary shall be reviewed by the Chief Executive Officer during the Term.

3.2.      Incentive Payments. Commencing with the Company’s fiscal year ending December 31, 2008 and thereafter during the remainder of the Term, Executive shall be eligible to participate in an annual performance bonus plan pursuant to which, as of the Effective Date, he shall be eligible to receive a target annual bonus equal to sixty percent (60%) of his then Base Salary (“Target Bonus”) for full attainment of his performance objectives (which may include company-wide objectives), with a maximum annual bonus equal to One Hundred Thirty-Five percent (135%) of his then Target Bonus for extraordinary performance on all or nearly all of his performance objectives (the “Annual Incentive Bonus”).

The amount of Executive’s Annual Incentive Bonus, if any, shall be based on the degree to which Executive’s performance objectives for a fiscal year have been met. If not previously determined, within 45 days after the Effective Date, Executive and the Chief Executive Officer shall mutually establish Executive’s performance objectives for fiscal year 2008. Thereafter, during the Term, Executive’s performance objectives for each fiscal year shall be established during Executive’s annual performance review; provided, that in no event shall the percentages set forth in the first paragraph of this Section 3.2 to be used in calculating Executive’s Annual Incentive Bonus be reduced. The Compensation Committee of the Board of Directors shall determine, for each fiscal year, the extent to which Executive’s performance objectives for such fiscal year have been attained and the amount of the Annual Incentive Bonus, if any, for such fiscal year. Should Executive voluntarily terminate his employment after December 31 of any calendar year during the Term but prior to the date any bonus payments for such year are made by the Company, Executive shall remain eligible to receive his bonus payment to the extent earned when paid by the Company to all other Executives.

3.3.	Equity Grant.

3.3.1.  Option Grant. On the Effective Date, pursuant to a stock option agreement, Executive will be awarded an option to purchase Thirty Thousand (30,000) shares of Avid Technology, Inc. common stock (the “Stock Option”). The exercise price will be the closing price of the stock on the Effective Date.

a)  Six Thousand (6,000) shares of the Stock Option will vest on a time-based schedule of 12.5% on the first six-month anniversary of the Effective Date and then monthly thereafter for the following 42 months.

b)  Twelve Thousand (12,000) shares of the Stock Option will vest on a performance-based schedule, as follows:

(1) Six Thousand (6,000) shares of the Stock Option will vest at the end of the first 20 consecutive trading day period following the Effective Date during which the common stock of the Company, as quoted on NASDAQ (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share of at least $50.84, as adjusted for stock splits and stock dividends; and

(2) An additional Six Thousand (6,000) shares of the Stock Option will vest at the end of the first 20 consecutive trading day period following the Effective Date during which the common stock of the Company, as quoted on NASDAQ (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share of at least $76.26, as adjusted for stock splits and stock dividends.

c)  Twelve Thousand (12,000) shares of the Stock Option (the “ROE Option Shares”) will vest in accordance with the following table, based upon improvement in the Company’s Return on Equity, or ROE (as defined below), in calendar year periods, commencing with calendar year 2008. Improvements for each calendar year shall be measured against a baseline ROE for the 12-month period ended September 30, 2007 (“Baseline”).

ROE Percentage Point Improvement in Calendar Year Compared to Baseline	Percentage of ROE Option Shares to Vest

14%	100%
12%	90%
10%	75%
8%	60%
6%	45%
4%	30%
2%	15%
0%	0%

ROE determinations for each period will be made by the Board of Directors, or a duly authorized committee thereof, promptly following the date that the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission for that period and will be based upon the Company’s audited financial statements for the applicable calendar year and the unaudited financial statements for the Baseline period.  The ROE Option Shares, if any, that are not vested as of the date that the Board makes the final determination of ROE for the seventh calendar year (2014) shall be forfeited.

“Return on Equity” or “ROE” shall be determined using the Company’s non-GAAP net income as published in an earnings release, adding the provision for income taxes and subtracting the non-GAAP related tax adjustments for the applicable period and dividing by the average common stockholder equity during the same period.

Notwithstanding the foregoing, the ROE Option Shares will vest in full at the end of the first 20 consecutive trading day period following the Effective Date during which the common stock of the Company, as quoted on NASDAQ (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share of at least $101.68, as adjusted for stock splits and stock dividends.

3.3.2.  RSU Grant. Effective as of the Effective Date, pursuant to a restricted stock unit agreement, Executive will be granted Ten Thousand (10,000) restricted stock units (the “Restricted Stock Unit Grant”), with each unit representing the right to receive one share of the Company’s common stock, said restricted stock units to vest in equal 25% increments on each of the first four anniversaries of the Effective Date.

3.4.      Benefits; Expenses. During the Term, the Company shall provide Executive and his dependents with medical insurance and such other cash and noncash benefits, on the same terms and conditions, as amended from time to time, as are generally made available by the Company to its full-time executive officers. Executive shall be entitled to four (4) weeks of paid vacation per year. The Company shall pay, or reimburse Executive for, all business expenses incurred by Executive which are related to the performance of Executive's duties, subject to timely submission by Executive of payment or reimbursement requests and appropriate documentation, in accordance with the Company’s reimbursement policies.

3.5.      Participation in Equity Incentive Plans. During the Term, in addition to the Stock Option and Restricted Stock Unit Grant, Executive shall be entitled to participate in the Company’s stock incentive plans to the extent and in the manner determined by the Board of Directors in its absolute discretion.

Article 4. Termination

4.1.      Termination. Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:

4.1.1.	Immediately upon the Executive’s death;

4.1.2.  The termination of the Executive’s employment by the Company for Disability (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.3.  The termination of Executive’s employment by the Company for Cause (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.4.  The termination of Executive’s employment by the Company, without Cause and not as a result of Executive’s death or Disability, to be effective 30 days after the Company delivers written notice thereof to the Executive;

4.1.5.  The termination of Executive’s employment by Executive without Good Reason (as defined below) to be effective 30 days after Executive delivers written notice thereof from Executive to the Company; or

4.1.6.  The termination of Executive’s employment by Executive with Good Reason (as defined below), to be effective as set forth below.

4.2.	For purposes of this Agreement, the following definitions shall apply:

4.2.1.  “Cause” shall mean (i) Executive’s material failure to perform (other than by reason of death or illness or other physical or mental incapacity) his duties and responsibilities as assigned by the Chief Executive Officer, Chief Administrative Officer or Board in accordance with Section 1.2 above, which is not remedied after 30 days’ written notice from the Company (if such failure is susceptible to cure), (ii) a material breach of any of the material provisions of this Agreement or any other material written agreement (including the Company’s employee nondisclosure and invention assignment agreement) between Executive and the Company, which is not cured after 10 days’ written notice from the Company (if such breach is susceptible to cure), (iii)  Executive’s material violation of a material Company policy (for purposes of this clause, the Company’s Code of Business Conduct and Ethics shall be deemed a material policy), which is not cured after 10 days’ written notice from the Company (if such violation is susceptible to cure), (iv) fraud, embezzlement or other material dishonesty with respect to the Company, (v) conviction of a crime constituting a felony (which shall not include any crime or offense related to traffic infractions or as a result of vicarious liability) or conviction of any other crime involving fraud, dishonesty or moral turpitude or (vi) failing or refusing to cooperate, as reasonably requested in writing by the Company, in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation.

4.2.2.  “Change-in-Control of the Company” shall be deemed to have occurred only if any of the following events occur:

a)  The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this section, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (A) and (B) of Section 4.2.2(c); or

b)  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a

“Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this section shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity;

provided, however, that as used in Section 4.3, a “Change-in-Control of the Company” shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

4.2.3.  “Date of Termination” shall mean the date of Executive’s “separation from service” with the Company, as determined under Treasury Reg. § 1.409A-1(h).

4.2.4.  “Disability” shall mean Executive’s absence from the full-time performance of his duties with the Company for more than 180 days during a 365-day period as a result of incapacity due to mental or physical illness, as a result of which Executive is deemed “disabled” by the institution appointed by the Company to administer its long-term disability plan (or any successor plan).

4.2.5.  “Good Reason” shall mean any material breach of this Agreement by the Company and/or the occurrence of any one or more of the following without Executive’s prior express written consent: (i) a material diminution in Executive’s authority, duties or responsibility from those in effect as of the Effective Date; (ii) a diminution in Executive’s Base Salary as in effect on the Effective Date or as may be increased from time to time, other than a reduction which is part of an across-the board proportionate reduction in the salaries of all senior executives of the Company imposed because the Company is experiencing financial hardship (provided such reduction is not more than 20% and does not continue for more than 12 months); (iii) a material change in Executive’s office location (it being agreed that as of the Effective Date such office location shall be deemed to be Daly City, California); and (iv) any material breach of this Agreement by the Company; provided, however, that a termination for Good Reason by Executive can occur only if (a) Executive has given the Company a notice of the existence of a condition giving rise to Good Reason within 90 days after the initial occurrence of the condition giving rise to Good Reason and (b) the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice. A termination for Good Reason shall occur 30 days after the end of such 30-day cure period.

4.2.6.  A “Potential Change-in-Control Period” shall be deemed to exist (A) commencing upon the date on which the Company shall have announced that it has entered into a merger, acquisition or similar agreement, the consummation of which would result in the occurrence of a Change-in-Control of the Company and ending on the earlier of (x) the date on which the transaction governed by such agreement has been consummated or (y) the Company shall have announced that it has terminated such agreement, or (B) commencing on the date on which any Person shall publicly announce an intention to take actions which if consummated would constitute a Change-in-Control of the Company and ending on the earlier of (x) the date on which such actions have caused the consummation of a Change-in-Control of the Company or (y) such Person shall publicly announce the termination of its intentions to take such actions.

4.2.7.  “Pro Ration Percentage” shall mean the amount, expressed as a percentage, equal to the number of days in the then current fiscal year through the Date of Termination, divided by 365.

4.2.8.  “Termination Bonus Amount” shall mean the greater of (i) Executive’s highest Annual Incentive Bonus earned in the two most recent full fiscal years preceding the Date of Termination, or (ii) One Hundred percent (100%) of Executive’s Base Salary in effect as of the Date of Termination.

4.3.	Adjustments Upon Termination.

4.3.1.  Death or Disability. If during the Term, Executive’s employment with the Company terminates pursuant to Section 4.1.1 or Section 4.1.2, subject to Section 4.5, the Company shall pay to Executive or Executive’s heirs, successors or legal representatives, as the case may be, Executive’s Base Salary in effect as of the date Executive’s employment with the Company terminates (less, in the case of a termination of employment as a result of Disability, the amount of any payments made to the Executive under any long-term disability plan of the Company). Such payments shall be made over the 12-month period that commences on the Date of Termination; provided that if termination of employment due to death or Disability occurs after a Change-in-Control of the Company, the total of such payments shall be made in a lump sum within 30 days following the Date of Termination. Notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Unit Grant), any stock options, restricted stock awards, stock appreciation rights or other equity participation rights held by Executive as of the date of death or Disability shall become exercisable or vested, as the case may be, with respect to all time-based awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12-month period immediately following the Date of Termination, but all performance-based vesting awards that have not vested as of such Date of Termination shall be forfeited as of such date.

4.3.2.  With Cause or Without Good Reason. If Executive’s employment with the Company terminates pursuant to Section 4.1.3 or Section 4.1.5, (a) all payments and benefits provided to Executive under this Agreement shall cease as of the Date of Termination, except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3.1 and any benefits due in accordance with the terms of any applicable benefits plans and programs of the Company and (b) all vesting of all stock options, restricted stock awards, stock appreciation rights or other equity participation rights then held by the Executive shall immediately cease as of the date Executive’s employment with the Company terminates.

4.3.3.  Without Cause or with Good Reason Other than during a Potential Change-in-Control Period or After a Change-in-Control of the Company. If Executive’s employment with the Company terminates pursuant to Section 4.1.4 or Section 4.1.6, other than during a Potential Change-in-Control period or within 12 months after a Change-in-Control of the Company, subject to Section 4.5:

a)  within 30 days following the Date of Termination, the Company shall pay Executive in a lump sum in cash the sum of (i) any accrued but unpaid Base Salary through the Date of Termination plus (ii) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, if earned and unpaid, plus (iii) any accrued but unused vacation pay;

b)  the Company shall pay Executive, as severance pay, his Base Salary in effect as of the Date of Termination, for 12 months after the Date of Termination (the “Severance Pay Period”);

c)  the Annual Incentive Bonus for the year in which the Date of Termination occurred, in the amount of Executive’s Target Bonus multiplied by the applicable actual plan payout factor and pro rated by the number of months Executive was employed by the Company during the year of the Date of Termination; provided, however, that any individual performance component of such payout factor shall be determined by the Company as it deems appropriate under the circumstances in its sole discretion; and provided further that such Annual Incentive Bonus will be paid only if the Company pays bonuses, on account of the year in which the Date of Termination occurred, to executives who remain employed with the Company and will be paid in a lump sum on or about the date on which the Company pays bonuses to executives who remain employed with the Company;

d)  the Company shall continue to provide Executive medical, dental and vision benefits as were available to Executive immediately prior to the Date of Termination in accordance with Section 3.4 hereof until the earlier of (x) the end of the Severance Pay Period or (y) the date on which Executive becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent to those provided by the Company as of the Date of Termination (Executive agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical and dental insurance from another employer);

e)  the Company shall provide Executive, at the Company’s sole cost, with full executive outplacement assistance with an agency selected by Executive (and reasonably satisfactory to the Company), provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which the Date of Termination occurs;

f)   notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Unit Grant), any stock options, restricted stock awards, stock appreciation rights or other equity participation rights held by Executive as of the Date of Termination become exercisable or vested, as the case may be, with respect to all time-based vesting awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12-month period immediately following the Date of Termination, but all performance-based vesting awards that have not vested as of the Date of Termination shall be forfeited as of such date except that if the Date of Termination takes place after December 31 of a calendar year during the Term but prior to the computation of ROE with respect to such calendar year, a determination will be made as to the additional number of shares, if any, to be vested as a result of such ROE computation, prior to the forfeiture of the remaining unvested shares; and

g)  Executive shall be entitled to exercise any such options or other awards or equity participation rights until 12 months after the Date of Termination, but all performance-based vesting awards that have not, as of such date, vested shall be forfeited as of such date. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4.3.4.  Without Cause or with Good Reason After a Change-in-Control of the Company. If, within 12 months after a Change-in-Control of the Company, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to Section 4.5:

a)  The Company shall pay Executive as severance pay (without regard to the provisions of any benefit plan) in a lump sum in cash no more than 30 days following the Date of Termination, the following amounts:

(i)

the sum of (A) Executive’s accrued but unpaid Base Salary through the Date of Termination, plus (B) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, if earned and unpaid, (C) the product of (x) Executive’s Termination Bonus Amount, and (y) the Pro Ration Percentage, plus (D) any accrued but unused vacation pay; and

(ii)	the amount equal to one and a half (1.5) times the sum of (i) Executive’s Base Salary in effect as of the Date of Termination, plus (ii) Executive’s Termination Bonus Amount.

b)  if Executive is eligible to receive and elects to continue receiving any group medical and dental insurance coverage under COBRA, the Company shall reimburse the monthly COBRA premium (on a fully grossed up basis, if such reimbursement is taxable to Executive) in an amount equal to the portion of such premium that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage until the earlier of (x) the date that is 18 months after the Date of Termination or (y) the date on which Executive becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent (including, without limitation, equivalent as to benefits, premiums and co-pay amounts) to those provided by the Company as of the Date of Termination (Executive agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical and dental insurance from another employer);

c)  Notwithstanding anything to the contrary in the applicable stock option or restricted stock unit agreement (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Unit Grant), the exercisability of all outstanding stock options, restricted stock awards, stock appreciation rights and other equity participation rights (including the right to receive restricted stock pursuant to the Restricted Stock Unit Grant or other instrument) then held by Executive with respect to the common stock of the Company (or securities exchanged for such common stock in connection with the Change-in-Control of the Company) shall accelerate in full and Executive shall be entitled to exercise any such options or other awards or equity appreciation rights until 18 months after the Date of Termination; and

d)  The Company shall provide Executive, at the Company’s sole cost, with executive outplacement assistance, provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which the Date of Termination occurs.

4.3.5.  Without Cause or with Good Reason During a Potential Change-in-Control Period. If, during the existence of a Potential Change-in-Control Period, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to Section 4.5, Executive shall receive the payments, benefits and rights set forth in Sections 4.3.4, except that any amounts payable pursuant to Section 4.3.4(a)(ii) shall be paid over the 18-month period that commences on the Date of Termination, if such date occurs more than 30 days prior to the Change-in-Control of the Company that is the subject of the Potential Change-in-Control Period; otherwise, such amount shall be paid in a lump sum on the date that such Change-in-Control of the Company occurs. Notwithstanding the foregoing, if the Change-in-Control of the Company (that is the subject of the Potential Change-in-Control Period) occurs more than 30 days after the Date of Termination, and payments of the amount payable pursuant to Section 4.3.4(a)(ii) have begun over an 18-month period, pursuant to the preceding sentence, the balance of the amount payable pursuant to Section 4.3.4(a)(ii) shall be paid to Executive in a lump sum on the date such Change-in-Control of the Company occurs.

4.4.	Section 409A.

4.4.1.  Payments to Executive under this Article 4 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and a portion that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion, if any, that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. However, if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, to the extent required by Section 409A of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is six months and one day after Executive’s Date of Termination (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurs.

4.4.2.  The parties acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, however, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A; and provided, further, that payments or other benefits that occur as a result of the application of this section shall themselves comply with Section 409A of the Code.

4.5.      General Release. In order to be eligible to receive any of the salary or benefits under Article 4 hereof, Executive (or his personal representative, if applicable) shall be required to execute and deliver to the Company (without subsequent revocation) a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this Agreement in a form provided by and reasonably satisfactory to the Company which shall contain a release of claims by Executive substantially in the form attached hereto as Exhibit A, and shall be required to sign such other agreements as executive employees of the Company are generally required to sign if Executive shall not have already done so, provided, however, that such other agreements do not cause any changes to the provisions herein or in any restricted stock, restricted stock unit, stock option or similar compensatory or benefit agreement between the Executive and the Company. The Company shall have no other liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

Article 5. Non-Competition and Non-Solicitation

Intentionally Omitted.

Article 6. Assignment of Inventions and Non-Disclosure

6.1.	Proprietary Information.

6.1.1.  Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning (i) the Company's present or future business or financial affairs, (ii) the research and development or investigation activities of the Company, or (iii) the business relations and affairs of any client, customer or vendor of the Company, of which such information is not generally known to the public, industry or trade, and which the Company takes reasonable steps to safeguard and protect from disclosure (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes trade secrets, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data of other employees, computer programs and customer and supplier lists. Executive shall not at any time, either during or after employment with the Company, disclose any Proprietary Information to others outside the Company except as required in the performance of his duties for the Company (and under an appropriate confidentiality agreement), or as required by law, or use the same for any unauthorized purposes without prior written approval by the Company unless and until such Proprietary Information has become public knowledge without fault by Executive.

6.1.2.  Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company. All such records or copies thereof and all tangible property of the Company in Executive’s custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of Executive’s employment. After such delivery, Executive shall not retain any such records or copies thereof or any such tangible property.

6.1.3.  Executive agrees that his obligation not to disclose or to use information, know-how and records of the types set forth in paragraphs 6.1.1 and 6.1.2 above, and his obligation to return records and tangible property, set forth in paragraph 6.1.2 above, also extends to such types of information, know-how, records and tangible property of clients and customers of the Company or vendors and suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company's business.

6.2.	Innovations.

6.2.1.  As used herein, the term “Innovation(s)” means any new or useful art, discovery, improvement, developments or inventions whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works, including all rights to obtain, register, perfect and enforce these proprietary interests. Executive shall make full and prompt disclosure to the Company of all Innovations whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company.

6.2.2.  Executive agrees to assign and does hereby promptly assign to the Company (or any person or entity designated by the Company) all of Executive’s right, title and interest in and to all Innovations and all related patents, patent applications, copyrights and copyright applications, which Executive may solely or jointly conceive, develop or reduce to practice during the period of Executive’s employment with the Company. However, this paragraph shall not apply to Innovations that do not relate to the present or planned business or research and development of the Company and which are made and conceived by Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. Executive acknowledges that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.

6.2.3.  Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of all intellectual property rights, including but not limited to copyrights and patents (both in the United States and foreign countries), relating to Innovations. Executive agrees to sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignment of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Innovations assigned by Executive to the Company pursuant to paragraph 6.2.2 above or otherwise.

6.2.4.  Prior to the Effective Date, Executive shall deliver to Company, and Company shall acknowledge receipt signed by an officer of the Company (a copy of which shall be returned to Executive) a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made by Executive prior to the Effective Date (collectively referred to as "Prior Inventions"), which belong to Executive, and which are not assigned to the Company hereunder. If no such list is delivered prior to the Effective Date, Executive represents that there are no such Prior Inventions. If in the course of his employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

6.3.      Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company, and Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.4.      United States Government Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions that are made known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

Article 7. Miscellaneous

7.1.      Indemnification. Executive shall be entitled to indemnification as set forth in Article Eleventh of the Company’s Certificate of Incorporation, a copy of which has been provided to Executive. Following termination of this Agreement for any reason, the Company shall continue to indemnify Executive against all claims related to actions arising prior to the termination of Executive’s employment to the fullest extent permitted by law. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term of this Agreement and thereafter until at least the fourth anniversary of the date the Agreement is terminated for any reason, providing coverage to Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

7.2.      No Mitigation. The Company agrees that, except as specifically set forth in Section 4.3.3(d) and Section 4.3.4(b) regarding COBRA premium reimbursement, (i) if Executive's employment is terminated during the term of this agreement, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company and (ii) the amount of any payment provided hereunder shall not be reduced by any compensation earned by Executive.

7.3.      Obligation of Successors. Any successor to substantially all of the Company’s assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to substantially all of its assets and business or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.4.      Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given (i) when delivered in person, (ii) on the third business day after mailing by registered or certified mail, postage prepaid, (iii) on the next business day after delivery to an air courier for next day delivery, paid by the sender, or (iv) when sent by telecopy or facsimile transmission during normal business hours (9:00 a.m. to 5:00 p.m.) where the recipient is located (or if sent after such hours, as of commencement of the next business day), followed within 24 hours by notification pursuant to any of the foregoing methods of delivery, in all cases addressed to the other party hereto as follows:

(a)	If to the Company:

Avid Technology, Inc.

Avid Technology Park

One Park West

Tewksbury, MA 01876

Attention: General Counsel

Facsimile: (978) 548-4639

(b)	If to Executive:

Gerard Schenkkan

40 Cedro Avenue

San Francisco, CA 94127

or at such other address or addresses as either party shall designate to the other in accordance with this section.

7.5.      Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

7.6.      Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except upon written amendment approved by the Compensation Committee of the Board of Directors, and executed by a duly authorized officer of the Company and by Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior or subsequent time. Notwithstanding the foregoing, the Company may unilaterally modify or amend this Agreement if such modification or amendment is approved by the Compensation Committee and made to all other executive employment agreements entered into between the Company and its then-current executive officers.

7.7.      Applicable Law. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof) and the parties hereby submit to the jurisdiction of the courts of that state.

7.8.      Waiver of Jury Trial. Executive hereby irrevocably waives any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement.

7.9.      Severability. If any non-material provision of this Agreement shall be held invalid or unenforceable, it shall be deemed to be deleted or qualified so as to be enforceable or valid to the maximum extent permitted by law, and the remaining provisions shall continue in full force and effect.

7.10.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, assigns and personal representatives, except that the duties, responsibilities and rights of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive, except to the extent that the rights of Executive hereunder may be enforceable by his heirs, executors, administrators or legal representatives. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

7.11.    Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

7.12.    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

7.14.    Further Assurances. Each party agrees to furnish and execute additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder. In addition, following the termination of Executive’s employment with the Company, Executive shall reasonably cooperate with the Company to effect a smooth transition with respect to any activities Executive engaged in on behalf of the Company, at the Company’s behest, and otherwise in the conduct of Executive’s activities as an employee of the Company; including, without limitation, providing the Company with (or directing the Company to the location of) business records and other information relating to the Company’s business.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Executive Employment Agreement as of the date first above written.

Avid Technology, Inc.

By: /s/ Ken A. Sexton
Name: Ken A. Sexton
Title: Executive Vice President and
Chief Administrative Officer

/s/ Gerard Schenkkan
Gerard Schenkkan

Exhibit A

Release provision pursuant to Section 4.5 of the Executive Employment Agreement

In consideration of the severance benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), all employee benefit plans and plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including but not limited to any and all claims arising out of the Executive’s employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq., and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., all as amended; all claims under the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, §1B and the Massachusetts Maternity Leave Act , M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Executive’s employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation set forth in this Agreement.

The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that the Company advised him to consult with any attorney of his own choosing prior to signing this Agreement. The Executive further acknowledges that he may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.